UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

AURA SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2335 Alaska Avenue, El Segundo California 90245
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 643-5300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

The Board of Directors of Aura Systems, Inc., a Delaware corporation (the “Company”), had operated from September 20, 2004 on the assumption that it had a seven-member Board of Directors composed of certain individuals, some of whom had previously been elected by the holders of the Company’s common stock (“generally-elected directors”) and some of whom had been elected by the generally-elected directors. From September 20, 2004 through December 8, 2004, certain of these generally-elected directors resigned from the Board and certain other individuals were elected by the remaining generally-elected to fill the vacancies created by such resignations. During the period that each individual was, or believed he was, a valid director of the Company, each such individual acted as a director of the Company and these individuals collectively acted as the Board of Directors of the Company.

In April 2005, the Company first realized that certain members of the Board had not been validly elected, because (i) of a lack of quorum at which they were supposedly elected to the Board and (ii) under applicable provisions of the Delaware General Corporation Law (the “GCL”), the generally-elected directors did not have the authority to fill vacancies created as a result of the classification of the Board between three directors to be elected by the holders of the Company’s common stock and four directors (the “Class B Directors”) to be elected by the holders of the Company’s Series B Cumulative Preferred Stock (the “Series B Preferred Stock”), pursuant to the Certificate of Designations establishing the terms and conditions of the Series B Preferred Stock. Moreover, during the period from September 20, 2004 through March 30, 2005, each valid director of the Company resigned, leaving no valid directors in office. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2005, although the last letter of resignation was dated March 30, 2005, it was not received by the Company until April 5, 2005. Around such date the Company also learned of the full facts and circumstances surrounding the improper constitution of its Board of Directors and the consequences thereof.

On April 7, 2005, holders of a majority of the voting interest of the Series B Preferred Stock executed a written consent electing Raymond Yu and Billy Anders as Class B Directors. On April 29, 2005, Messrs. Yu and Anders, as the only valid directors of the Company, met and elected Sandra Ferro and Yolanda Parker as Class B Directors, for the purpose of establishing a Board of Directors with respect to which a quorum could be obtained, as required by the GCL. However, under the same provisions of the GCL that prevented the generally-elected directors from validly electing Class B Directors, the Class B Directors cannot fill the vacancies created by the prior resignations of the generally-elected directors. The seats of the three generally-elected directors remain vacant and the Company’s Board of Directors currently consists of the four Class B Directors.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On April 26, 2005, Jacob Mail was terminated as the Chief Operating Officer of the Company. Mr. Mail had served in such capacity since May 12, 2003.

(d) On April 29, 2005, Raymond Yu and Billy Anders, as the only valid directors of the Company in office elected Sandra Ferro and Yolanda Parker to fill the two vacancies among Class B Directors of the Company. See Item 5.01 above. No decision has yet been made as to those committees on which Ms. Ferro and Ms. Parker will serve.

There is no material transaction between Ms. Parker, or any member of her immediate family, and the Company. There is no material transaction between Ms. Ferro, or any member of her immediate family, and the Company, other than the fact that Ms. Ferro previously entered into an employment agreement with the Company pursuant to which she has served as the Chief Financial Officer of the Company since October 21, 2004. That employment agreement provides (i) for Ms. Ferro’s starting annual salary of $120,000; and (ii) that if she were terminated by the Company without cause during the first two years of her employment, she would be entitled to receive a severance payment equal to 30 days’ salary. In addition, the employment agreement provides that Ms. Ferro shall be granted options to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.057 per share. Such options become exercisable 50% on the first anniversary of her employment and 50% on the second anniversary thereof. The Company’s Board of Directors has approved this grant of options to Ms. Ferro.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

None

(b)	Pro Forma Financial Information.

None

(c)	Exhibits

None

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURA SYSTEMS, INC.

Date: May 2, 2005	By:	/s/ Raymond Yu
Raymond Yu
President and Chief Executive Officer